Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC.

PROVIDES UPDATE ON NORMAL COURSE ISSUER BID &

PROVIDES COMPANY UPDATES

London, Ontario, May 12, 2008 – Stellar Pharmaceuticals Inc. ("Stellar" or the “Company”) (TSX VENTURE:SLX.V) (OTCBB:SLXCF.OB) announced that as of the date of this release the Company has purchased 80,000 shares under its normal course issuer bid.

On April 2, 2008, the Company announced that the TSX Venture Exchange (the "Exchange") had accepted a notice filed by Stellar of its intention to make a normal course issuer bid. The notice provides that Stellar may, during the 12 month period commencing April 1, 2008 and ending March 31, 2009, purchase 1,191,127 common shares, provided that the aggregate value of shares so purchased does not exceed of $1,000,000.  Stellar believes that its common shares have been trading in a price range, which does not adequately reflect the value of such shares in relation to the business of Stellar and its future business prospects.  As a result, depending upon future price movements and other factors, Stellar believes that its outstanding common shares may represent an attractive investment to Stellar.  Furthermore, the purchases are expected to benefit all persons who continue to hold common shares by increasing their equity interest in the Company.

INVESTOR RELATIONS SERVICES

Stellar also announced that it has signed a consulting agreement with LMT Financial Inc. ("LMT"). Pursuant to the terms of the agreement between Stellar and LMT, LMT has agreed to provide general consulting and investor relations services to Stellar.  These services include the ongoing assessment of the available methods of financing the operations and undertakings of Stellar, the assessment of the impact on the market for the common shares of Stellar created by developments in Stellar's business and assisting Stellar in communicating with its current shareholders, new investment community contacts and the media.  In exchange for the above services, LMT is to be paid a fee of $6,000, which is to be paid monthly at the end of each month from Stellar's working capital.  The agreement is for a term of one year renewable for one further year (on the same terms) at Stellar's option.  This agreement is subject to receipt of Exchange approval.

LMT is a financial consulting company based in Toronto, Ontario specializing in working with public companies. The main principal in LMT is Arnold Tenney who brings over 40 years experience with public companies as both an agent and as chairman of AMEX and NYSE listed companies. LMT is jointly owned by Mr. Tenney and his wife. Mr. Tenney is also a director of Stellar as well as chairman of its Board.

SHARES TO BE ISSUED TO CONSULTANTS

The Company has also announced today that it has entered into consulting agreements with two physicians’, to provide their expertise concerning orthopaedic matters which impact the Company's orthopaedic line of products and services, within the Canadian market.  Pursuant to the agreements the Company will issue 2,500 common shares to each of the physicians’ in the capital of the Company.  These agreements are subject to receipt of Exchange approval.

GRANT OF OPTIONS

The Company also announced today that, subject to receipt of all necessary regulatory approvals, it has granted a total of 115,000 options to Stellar’s employees, including one officer of the corporation, the Chief Financial Officer. These options are exercisable at Cdn$0.50 per share, with an expiry date of April 1, 2011.  The vesting of these options is subject to meeting certain financial objectives for the 2008 fiscal year end.  If such objectives are achieved these options will vest as to one half on March 31, 2009 and the remaining half will vest on October 31, 2009.

ABOUT STELLAR PHARMACEUTICALS INC.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreements for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

Stellar Pharmaceuticals Inc.	Booke and Company Inc.
544 Egerton St.	(212) 490-9095
London, ON N5W 3Z8
Peter Riehl
(800) 639-0643 or (519) 434-1540
or
Arnold Tenney
(416) 587-3200